Smith
                                       &
                                    Company
           A Professional Corporation of Certified Public Accountants


December 29, 1999

Securities And Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

         We were previously principal accountants for Seair Group, Inc. (formerly Vicuna, Inc.) and on January 31, 1998, we issued our auditor's report on the financial statements of Seair Group, Inc. as of and for the two years ended December 31, 1997 and 1996. On December 29, 1999, we were notified by the company that we have been replaced as principal accountants for Seair Group, Inc. There have been no disagreements with Seair Group, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

                                                    Very truly yours,

                                                    /s/ Smith & Company
                                                    -------------------
                                                    Smith & Company

                                                    CERTIFIED PUBLIC ACCOUNTANTS